Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of January 12, 2004, by and among Structured Asset Securities Corporation II, as Depositor, Wachovia Bank National Association, as Master Servicer, Lennar Partners,
Inc., as Special Servicer, LaSalle Bank National Association, as Trustee, and ABN
AMRO Bank N.V., as Fiscal Agent with respect to LB-UBS Commercial Mortgage Trust
2004-C1, Commercial Mortgage Pass-Through Certificates, Series 2004-C1 (the
"Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M.
Alexander, Directors of the Master Servicer, do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from
January 12, 2004 through December 31, 2004 and of its performance under the Agreement during such period has been made under our supervision; and
2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period January 12, 2004 through December 31,
2004;
3.
The Master Servicer has received no notice regarding the qualification, or challenging the status, of any of any REMIC Pool as a REMIC or the
Grantor Trust as a grantor trust, from the IRS or from any other governmental agency or body.
IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 5 th day of March 2005.
/s/ Timothy E. Steward
Timothy E. Steward, Director
Wachovia Bank National Association
/s/ Clyde M. Alexander
Clyde M. Alexander, Director
Wachovia Bank National Association